Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Marcia Kendrick

713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER AND YEAR END 2011 RESULTS

HOUSTON, March 12, 2012 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter and Full Year Highlights –

(in millions)	Fourth Quarter		Full Year
	2011	2010	2011	2010
Cash Resales	$42.4	$40.8	$134.5	$137.6
Total Revenue	70.8	64.1	218.0	175.6
Cash EBITDA	35.0	38.1	112.0	117.3

Total revenue for the fourth quarter of 2011 was $70.8 million compared to $64.1 million during the fourth quarter of 2010. The increase in revenue primarily resulted from a $9.9 million, or 55%, increase in acquisition revenue. Acquisition revenue was $27.7 million in the fourth quarter of 2011, with activity in key North American unconventional plays, including the Eagle Ford, Marcellus, Niobrara, Montney and Cardium. Cash resales for the fourth quarter of 2011 were $42.4 million compared to $40.8 million for the same period last year. Cash resales from 3D data located in unconventional plays totaled $35.2 million, or 83%, of our cash resales in the fourth quarter of 2011 compared to $18.5 million, or 45%, in the fourth quarter of 2010. Cash resales from conventional 3D, 2D and offshore data totaled $7.1 million and $22.3 million in the fourth quarters of 2011 and 2010, respectively. Solutions revenue was $1.1 million in each of the 2011 and 2010 fourth quarters.

Total revenue for the year ended December 31, 2011 was $218.0 million, a 24% increase from the year ended December 31, 2010 level of $175.6 million. Acquisition revenue nearly doubled to $77.4 million and total resale licensing revenue increased $5.0 million to $136.3 million for 2011. Cash resales were $134.5 million in 2011 compared to $137.6 million last year. In 2011, cash resales from 3D data located in unconventional plays totaled $105.3 million, or 78%, of our cash resales compared to $93.9 million, or 68%, in 2010. Cash resales from conventional 3D, 2D and offshore data totaled $29.2 million and $43.7 million in 2011 and 2010, respectively. Solutions revenue was $4.4 million for 2011 compared to $3.8 million in 2010.

For the fourth quarter of 2011, we had net income of $11.8 million compared to a net loss in the fourth quarter of 2010 of $2.7 million. For the year ended December 31, 2011, we had net income of $2.2 million compared to a net loss in 2010 of $63.4 million. The higher level of revenue and lower amortization on our seismic data library were the primary drivers of the improvement in both periods.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $35.0 million for the fourth quarter of 2011 compared to $38.1 million in the fourth quarter of 2010. Cash EBITDA was $112.0 million for the year ended December 31, 2011 compared to $117.3 million for the same period last year.

“We were very active with new data creation in 2011 as our clients continued to focus on unconventional plays, especially those that are more oil and liquids-rich,” commented Rob Monson, president and chief executive officer. “In 2011, our activities were focused in the key unconventional plays in North America, primarily the Eagle Ford, Marcellus, Niobrara, Montney and Cardium plays, with the addition of approximately 2,200 square miles of data. We continue to be active in these plays in 2012, with about 1,900 square miles of data currently in progress, as well as in emerging plays such as Granite Wash where we are now shooting over 350 square miles of new data.

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“Our library of 3D data located in unconventional plays now totals over 17,000 square miles, including those projects we are currently shooting. This data contributes significantly to our cash resales, generating approximately 78% of our cash resale activity in 2011.” stated Monson.

Depreciation and amortization expense for the fourth quarter of 2011 was $43.3 million compared to $53.8 million for the same period in 2010 and was $143.0 million for the year ended December 31, 2011 compared to $175.6 million for the year ended December 31, 2010. The decrease between periods was primarily due to a significant portion of our data library becoming fully amortized in February 2011, resulting in less straight-line amortization.

Selling, general and administrative (“SG&A”) expenses were $8.5 million for the fourth quarter of 2011 compared to $8.4 million in the fourth quarter of last year. SG&A expenses were $31.6 million for the year ended December 31, 2011 compared to $31.8 million in 2010. Cash SG&A expenses increased $2.5 million between years primarily due to $1.8 million of non-recurring expenses related to evaluating debt restructuring alternatives and severance costs. Non-cash SG&A expenses decreased $2.7 million between years primarily due to lower equity compensation expense.

On July 1, 2011, we redeemed $125.0 million of our 9.75% Senior Notes. The call premium paid to redeem such notes prior to maturity along with the related unamortized issuance costs resulted in a $7.9 million loss on early extinguishment of debt in the year ended December 31, 2011. Interest expense decreased $5.8 million due to the reduction in principal on our 9.75% Senior Notes.

Our cash balances on December 31, 2011 were $74.9 million, an increase of $36.3 million during the quarter. Cash EBITDA of $35.0 million was offset by net cash capital expenditures for the quarter of $19.3 million. Working capital generated an additional $20.8 million in the fourth quarter.

Gross capital expenditures for the year ended December 31, 2011 were $153.0 million, of which $137.7 million related to new data acquisition. Total underwriting revenue for the year ended December 31, 2011 was $77.4 million. Our net cash capital expenditures totaled $67.6 million for the year.

Currently, we are forecasting our net cash capital expenditures for 2012 to be approximately $83.0 million. Our current backlog of net cash capital expenditures related to acquisition programs is $66.3 million. We currently have new acquisition activity ongoing in the Eagle Ford, Niobrara, Marcellus and Granite Wash areas in the U.S. and in Montney and Cardium in Canada totaling approximately 2,250 square miles.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss fourth quarter and year end results for 2011 on Tuesday, March 13, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-831-6162, passcode Seitel. A replay of the call will be available until March 20, 2012 by dialing 888-286-8010, passcode 60936882 and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America with a leading position in many of the premier unconventional plays. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in North America. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 45,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is income (loss) from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2011	2010
	(unaudited)
ASSETS

Cash and cash equivalents	$74,894	$89,971
Receivables, net	56,489	34,644
Net seismic data library	120,694	106,104
Net property and equipment	5,039	5,446
Investment in marketable securities	262	3,102
Prepaid expenses, deferred charges and other	10,244	10,249
Intangible assets, net	26,814	33,117
Goodwill	205,838	208,050
Deferred income taxes	56	326

TOTAL ASSETS	$500,330	$491,009

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable	$36,593	$21,013
Accrued liabilities	16,856	25,588
Employee compensation payable	7,101	6,569
Income taxes payable	1,464	8
Debt:
Senior Notes	275,000	402,056
Notes payable	95	154
Obligations under capital leases	3,161	3,394
Deferred revenue	48,845	37,121
Deferred income taxes	1,375	2,128

TOTAL LIABILITIES	390,490	498,031

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY (DEFICIT)

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at December 31, 2011 and 2010	—	—
Additional paid-in capital	398,011	277,488
Retained deficit	(309,185)	(311,401)
Accumulated other comprehensive income	21,014	26,891

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	109,840	(7,022)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$500,330	$491,009

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Quarter Ended December 31,
	2011	2010
REVENUE	$70,759	$64,078

EXPENSES:
Depreciation and amortization	43,251	53,804
Cost of sales	32	24
Selling, general and administrative	8,522	8,417

	51,805	62,245

INCOME FROM OPERATIONS	18,954	1,833

Interest expense, net	(7,145)	(10,016)
Foreign currency exchange gains	448	321
Gain on sale of marketable securities	—	4,136
Other income	42	257

Income (loss) before income taxes	12,299	(3,469)
Provision (benefit) for income taxes	457	(797)

NET INCOME (LOSS)	$11,842	$(2,672)

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2011	2010
	(unaudited)
REVENUE	$218,008	$175,556

EXPENSES:
Depreciation and amortization	142,963	175,592
Cost of sales	100	97
Selling, general and administrative	31,649	31,831

	174,712	207,520

INCOME (LOSS) FROM OPERATIONS	43,296	(31,964)

Interest expense, net	(34,767)	(40,536)
Foreign currency exchange gains (losses)	(726)	441
Loss on early extinguishment of debt	(7,912)	—
Gain on sale of marketable securities	2,467	4,188
Other income	250	446

Income (loss) before income taxes	2,608	(67,425)
Provision (benefit) for income taxes	392	(4,008)

NET INCOME (LOSS)	$2,216	$(63,417)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is helpful in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Total acquisition revenue	$27,705	$17,826	$77,406	$40,500

Resale licensing revenue:
Cash resales	42,350	40,763	134,497	137,605
Non-monetary exchanges	738	628	7,609	4,678
Revenue recognition adjustments	(1,087)	3,762	(5,856)	(11,005)

Total resale licensing revenue	42,001	45,153	136,250	131,278

Total seismic revenue	69,706	62,979	213,656	171,778

Solutions and other	1,053	1,099	4,352	3,778

Total revenue	$70,759	$64,078	$218,008	$175,556

We believe the allocation of cash resales between data located in conventional and unconventional plays provides useful additional information about current trends in our operations. The tables below compare such non-GAAP information to information related to the most comparable GAAP measure, total revenue.

The following table reconciles cash resales to revenue recognized and summarizes the percentage of cash resales and total revenue generated from 3D data located in unconventional plays for the periods indicated (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Unconventional 3D data cash resales	$35,236	$18,497	$105,346	$93,951
Other revenue components:
Acquisition revenue	27,705	17,472	77,406	39,507
Non-monetary exchanges	700	—	7,306	—
Revenue recognition adjustments	(6,761)	8,372	(10,168)	(13,058)

Unconventional 3D data total revenue	$56,880	$44,341	$179,890	$120,400

Percentage of total cash resales	83%	45%	78%	68%
Percentage of total revenue	80%	69%	83%	69%

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The following table reconciles cash resales to revenue recognized for conventional 3D, 2D and offshore data for the periods indicated (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Conventional 3D, 2D and offshore data cash resales	$7,114	$22,266	$29,151	$43,654
Other revenue components:
Acquisition revenue	—	354	—	993
Non-monetary exchanges	38	628	303	4,678
Revenue recognition adjustments	5,674	(4,610)	4,312	2,053

Conventional 3D, 2D and offshore data total revenue	$12,826	$18,638	$33,766	$51,378

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and debt restructure costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cash EBITDA	$34,971	$38,103	$112,031	$117,252
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	27,705	17,826	77,406	40,500
Non-monetary exchanges	738	628	7,609	4,678
Revenue recognition adjustments	(1,087)	3,762	(5,856)	(11,005)
Solutions non-cash revenue	2	—	71	—

Less:
Gain on sale of marketable securities	—	(4,136)	(2,467)	(4,188)
Depreciation and amortization	(43,251)	(53,804)	(142,963)	(175,592)
Non-recurring corporate expenses	—	(48)	(1,792)	(176)
Non-cash operating expenses	(124)	(498)	(743)	(3,433)

Operating income (loss)	$18,954	$1,833	$43,296	$(31,964)

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The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the periods indicated (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cost of Sales	$32	$24	$100	$97
Cash SG&A expenses (1)	8,398	7,919	30,906	28,398

Cash operating expenses	8,430	7,943	31,006	28,495
Non-cash equity compensation expense	53	428	453	3,157
Non-cash rent expense	71	70	290	276

Total operating expenses	$8,554	$8,441	$31,749	$31,928

(1)	Includes $1.8 million and $0.2 million of severance and debt restructure costs for the years ended December 31, 2011 and 2010, respectively.

The following table summarizes our actual capital expenditures for 2011 and our 2012 estimated capital expenditures (in thousands):

	Quarter Ended Dec. 31, 2011	Year Ended Dec. 31, 2011	Estimate for Year Ending Dec. 31, 2012
New data acquisition	$45,923	$137,737	$204,000
Cash purchases and data processing	265	2,894	3,000
Non-monetary exchanges	96	10,215	6,000
Property and equipment and other	900	2,121	2,000

Total capital expenditures	47,184	152,967	215,000
Less:
Non-monetary exchanges	(96)	(10,215)	(6,000)
Cash underwriting	(27,745)	(75,132)	(126,000)

Net cash capital expenditures	$19,343	$67,620	$83,000

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